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                                                                 EXHIBIT (a)(16)

                                                   February 3, 1999



VIA FAX: (213) 683-4087

Special Committee of the Board of Directors of COHR, Inc.
c/o Robert Knauss, Esq.
Munger, Tolles & Olsen
355 South Grand Avenue
35th Floor
Los Angeles, California 90071

                  Re: Managed Health Care Associates, Inc./COHR

Dear Mr. Knauss:

         This letter will confirm the representations made by representatives of Managed Health Care Associates, Inc. ("MHA") that the shareholders of MHA have committed up to $30 million in the form of cash or guarantees to Banque Nationale de Paris ("BNP") in connection with BNP's issuance of its "highly confident" letter relating to the proposed acquisition by MHA of COHR, Inc. (the "Company"). The shareholders of MHA consist of funds managed by Advent International Corporation, Sandy Irene, Larry Irene and certain other shareholders. The commitment referred to above is subject to all of the limitations contained in the letter dated February 2, 1998 and BNP's highly confident letter attached thereto, which limitations are incorporated herein by reference. This letter is being provided at the request of, and for the information of, the Special Committee of the Board of Directors in connection with its consideration of MHA's proposal to purchase the Company. This letter may not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of the shareholders of MHA. This letter shall not be construed to grant any rights to any equity holders of the Company.

                                        Very truly yours,



        Global Private Equity III Limited          By:__________________________
        Partnership                                        Sandy A. Irene

        Advent Partners Limited Partnership        _____________________________
                                                           Robert J. Irene

        Advent PGGM/Global Limited
        Partnership (Class A)

        Advent Partners (NA) GPE III               _____________________________
        Limited Partnership                                Lawrence S. Irene

        Advent Partners GPE III Limited
        Partnership

By:     Advent International Corporation,
        General Partner,



        By:    _____________________________